Exhibit (d)(3)

MUTUAL CONFIDENTIALITY AND NON-USE AGREEMENT

This Mutual Confidentiality and Non-Use Agreement (“Agreement”) is agreed and made effective as of July 26, 2011 (the “Effective Date”), by and between Adolor Corporation, a Delaware corporation, having its principal place of business at 700 Pennsylvania Drive, Exton, Pennsylvania 19341 (“Adolor”), and Cubist Pharmaceuticals, Inc., having a place of business at 65 Hayden Avenue, Lexington, MA 02421 (together with its Affiliates (defined below), “Company”).

Preliminary Statement

Adolor and Company may engage in discussions for the purpose of evaluating, and potentially negotiating the terms of, a possible strategic relationship or transaction between the parties (the “Purpose”). Either party (“Discloser”) may disclose its Confidential Information (as defined below) to the other party (“Recipient”). Therefore, Discloser and Recipient, for good and valuable consideration and intending to be legally bound, agree as follows:

Agreement

1.  Confidential Information.  “Confidential Information” means: (a) the existence of this Agreement, (b) the Purpose, (c) the contents of the parties’ discussions related to the Purpose, (d) all information, materials, technical and/or business data or know-how related to the Purpose of a confidential or proprietary nature disclosed by Discloser or its agents, including but not limited to standard operating procedures, research, technology, development, data, results, opioid receptor agonists and antagonists, structures, peptides, proteins and other molecules, genes, genetic sequences and substances, chemical compounds, products, formulas, inventions, processes, formulations, techniques, equipment, methods, designs, drawings, trade secrets, patent applications, forecasts, business information, marketing information, (e) any other confidential or proprietary information or materials related to the Purpose and not made available to the general public, and (f) regardless of whether such information is in tangible or intangible form, that portion of all notes, analyses, compilations, studies, interpretations or other documents prepared by Recipient to the extent that they contain, reflect or are based upon, in whole or in part, the information described by parts (a) through (e) above.

2.  Non-Confidential Information.  Notwithstanding the foregoing, the obligations of confidentiality and non-use under this Agreement shall not apply to Confidential Information that Recipient can show by competent proof is: (a) publicly known at the time it is disclosed under this Agreement, (b) subsequently published, publicly known or publicly disclosed, except as the result of a breach of this Agreement by Recipient’s or any of its or its Affiliates’ officers, directors, employees, advisors (including without limitation, attorneys, accountants, bankers, and financial advisors), partners, financing sources, representatives, individual consultants or agents (collectively “Individuals”)), (c) subsequently and rightly acquired by Recipient from a third person having no obligation of confidentiality with respect to such information, (d) known to Recipient at the time of disclosure without any contractual, legal or fiduciary obligation of confidentiality or (e) or was independently developed or discovered by the Recipient without use or reference to the Discloser’s Confidential Information.

3.  Obligations of Non-Use and Confidentiality.  Recipient may disclose Confidential Information to Individuals but only to the extent that such disclosures are required for the Purpose. Recipient shall: (a) hold all Confidential Information in confidence and not disclose such Confidential Information to any other person or entity other than Individuals who need to know such Confidential Information in order to carry out the Purpose, (b) use the Confidential Information only in connection with the Purpose and for no other reason, (c) be responsible for any breach of this Agreement by the Individuals, (d) not export, directly or indirectly, any technical data acquired from Discloser pursuant to this Agreement or any product utilizing any such data to any country for which the U.S. Government or any agency thereof at the time of export requires an export license or other governmental approval without first obtaining such license or approval, and (e) ensure that the Individuals are bound in writing or through professional obligations of confidentiality (e.g., attorneys): (i) to hold the Confidential Information in confidence, (ii) not disclose the Confidential Information, and (iii) not use the Confidential Information except, in each case, as permitted by this Agreement.

4.  Compelled Disclosure.  To the extent that disclosure of Confidential Information is required by law, court order, or regulation, Recipient shall as promptly as reasonably possible and prior to any such disclosure, give written notice to Discloser in order that Discloser may seek to limit the requirement to provide such information. If, Recipient is nonetheless legally compelled to disclose Confidential Information to any tribunal, regulatory authority, agency or similar entity of competent jurisdiction, Recipient shall disclose only that portion of the Confidential Information which is legally required to be disclosed.

5.  Destruction of Confidential Information.  Regardless of the form in which it is held, Recipient shall destroy or render generally inaccessible all of the Discloser’s Confidential Information in its possession promptly at Discloser’s request. Notwithstanding the foregoing provision, (i) the Recipient shall not be required to destroy any copies of Confidential Information of the Disclosing Party that are securely stored in automated electronic backups and (ii) Recipient’s legal counsel may retain one (1) copy of the Confidential Information in its confidential files solely to determine Recipient’s rights and obligations hereunder; provided further that all such retained Confidential Information shall remain subject to the confidentiality obligations contained herein.

6.  Term of Agreement.  This Agreement shall expire on the fifth anniversary of the Effective Date; the parties’ obligations hereunder shall continue for five (5) years following such fifth anniversary of the Effective Date.

7.  Ownership; Not a License.  All Confidential Information shall remain the sole and exclusive property of Discloser. Recipient acknowledges that the rights granted under this Agreement do not include any rights under, interest in, or title to any patent applications that may be filed, or have been filed, by or assigned to Discloser in connection with the Confidential Information. Recipient further acknowledges and agrees that this Agreement shall not be construed as limiting in any way: (a) Discloser’s right to enter into agreements which grant the right to commercialize technology developed by Discloser, or (b) the rights to commercial applications of the Confidential Information that may have been or may be granted to third parties.

8.  Discloser’s Obligations.  Recipient acknowledges and agrees that: (a) nothing herein requires Discloser to disclose any Confidential Information or proceed with any proposed transaction or relationship in connection with which Confidential Information may be disclosed, (b) Discloser does not make any representation or warranty as to the reliability, accuracy or completeness of the Confidential Information, and (c) neither Discloser nor any of its directors, officers, employees, representatives, agents or Affiliates (defined below) shall have any liability to Recipient resulting from the use of the Confidential Information. “Affiliate” shall mean any corporation or other entity that controls, is controlled by, or is under common control with, a party hereto. An entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than 50% of the voting securities or more than 50% of any other ownership interest of the other corporation or entity. EACH DISCLOSER MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND WITH RESPECT TO THE CONFIDENTIAL INFORMATION, INCLUDING EITHER EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE CONFIDENTIAL INFORMATION IS PROVIDED ON AN “AS-IS” BASIS.

9.  Securities.  Each Recipient acknowledges that certain of the Confidential Information disclosed by Discloser hereunder may be material, non-public information under the anti-fraud provisions of securities laws and that Recipient should not directly or indirectly engage in any transaction in Discloser’s securities while such information is material and non-public.

10.  [Intentionally omitted.]

11.  Remedies.  Because of the nature of the Confidential Information that is subject to this Agreement, the parties agree that this Agreement may be enforced by injunction, specific performance, or other equitable relief, without prejudice to any other rights and remedies that the parties may have hereunder. Recipient consents and agrees that Discloser may seek injunctions, orders or decrees as may be necessary to protect the Confidential Information, without the necessity of proving actual damages and without having to post bond, in addition to any other remedies which Discloser may have in law or equity.

12.  Miscellaneous.  This Agreement shall: (a) be binding on the parties and their successors and assigns, provided that neither party shall assign (except in connection with the sale of its line of business to which this Agreement relates) any of its rights under this Agreement to any other party without the prior written consent of Discloser, (b) be governed by, and construed in accordance with, the laws of the State of Delaware without respect to its rules on conflicts of laws, (c) constitute the entire understanding between Discloser and Recipient pertaining to the disclosure of the Confidential Information, (d) supersede any prior or contemporaneous agreements, representations, and understandings of the parties with respect to the subject matter hereof, (e) be executable in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed facsimile or signed PDF transmission of this Agreement shall be legal and binding on all parties. All notices required or desired to be given hereunder shall be deemed delivered when given by hand delivery, or three (3) business days after deposit for delivery by generally recognized overnight courier, signature required, to the addresses listed above, and shall be effective upon delivery.

13.  Standstill Agreement.  During the twelve (12) month period commencing on the Effective Date (the “Standstill Period”), Company and its subsidiaries and Affiliates will not, in any manner, directly or indirectly, except as agreed to in a definitive agreement or with the prior written consent of the Adolor Board of Directors in connection with a possible transaction or otherwise as agreed to by Adolor:

(a)  in any manner, make, effect, initiate, cause, propose, agree to or participate in (i) any acquisition of beneficial ownership of any voting securities of Adolor or its subsidiaries or Affiliates that exceeds 2% of the total outstanding number of such securities, (ii) any acquisition of any of the assets of Adolor or any subsidiary or other Affiliate of Adolor representing more than 50% of the market capitalization of Adolor and any of its subsidiaries and Affiliates, (iii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, restructuring, liquidation, dissolution, extraordinary transaction, or other similar transaction involving Adolor or any subsidiary or other Affiliate of Adolor representing more than 50% of the market capitalization of Adolor and any of its subsidiaries and Affiliates, or involving any securities or assets of Adolor or any subsidiary or other Affiliate of Adolor, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote, or seek to advise or influence any Person (defined below) with respect to, any voting securities of Adolor; the term “Person,” as used in this Section 13, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority;

(b)  form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) with respect to the beneficial ownership of any voting securities of Adolor;

(c)  act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of Adolor or to contact any non-executive member of the Board of Directors of Adolor;

(d)  take any action that is reasonably likely or intended to require either Party to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this Section 13;

(e)  agree or offer to take, or encourage or propose to any Person other than Adolor (publicly or otherwise) the taking of, any action referred to in a clause “(a)”, “(b)”, “(c)” or “(d)” of this Section 13;

(f)  disclose any intention, plan or arrangement with respect to any transaction prohibited by this Section 13;

(g)  advise, assist, induce or encourage any other Person to take any action of the type referred to in clause “(a)”, “(b)”, “(c)”, “(d)” or “(g)” of this Section 13;

(h)  enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

(i)  request or propose that Adolor or any of its representatives amend, waive or consider any amendment or waiver of any provision set forth in this Section 13.

Notwithstanding the foregoing provisions of this Section 13, Company will not be subject to any of the restrictions set forth in this Section 13 if (a) an Acquisition Transaction (as defined below) with respect to Adolor shall have been publicly proposed or announced by Adolor or a party unaffiliated with Company (and if rejected or not approved by Adolor, pursued by such party on a unilateral basis, pursuant to a tender or exchange offer and/or a proxy solicitation), (b) Adolor shall have entered into an agreement in principle or definitive agreement providing for an Acquisition Transaction, or (c) Adolor shall have publicly expressed an intention to consider entering into an Acquisition Transaction or shall have commenced a process to seek, or shall have entered into negotiations for, an Acquisition Transaction where such process or negotiations have been publicly disclosed.

Notwithstanding anything in this Agreement to the contrary, Adolor agrees that if any Confidential Information is provided to a third party in connection with such third party’s evaluation of a possible relationship with Adolor similar to the Purpose on terms (including, without limitation, regarding the duration of such terms) with respect to the matters described in this Section 13 that are less restrictive to such other party than those contained in this Agreement are to Company (or on no terms), then the provisions of this Section 13 will be deemed to have been modified or terminated, as appropriate (without any action on Company’s part or Adolor’s part) to provide Company with the benefit of such less restrictive or no terms. Adolor shall notify the Company as soon as reasonably practicable after the automatic modification or termination of this Section 13 and of the obligations of the Company, its subsidiaries and Affiliates under this Section 13 (it being understood and agreed that time is of the essence in connection with any such notification) and Adolor will provide Company with an amended Agreement reflecting such less restrictive or terminated terms.

“Acquisition Transaction” means (i) any direct or indirect acquisition or purchase of (A) assets representing more than 50% of the market capitalization of Adolor and any of its subsidiaries or (B) more than 50% of voting securities of or equity interest in Adolor or any of its subsidiaries by any person or group, or (ii) any tender offer or exchange offer that if consummated would result in any person or group beneficially owning more than 50% of any class of equity securities of Adolor, or (iii) any merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving Adolor or its subsidiaries or Affiliates.

The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

14.  Independent Developments.  Each Discloser acknowledges that, since its inception, the Recipient has conducted, continues to conduct, and will in the future conduct, research, development, manufacturing and other commercial activities in areas which may be similar or competitive to those of the Discloser, including, without limitation, activities related to similar pharmaceutical products, compounds, pathways and targets and various combinations of the foregoing. Accordingly, each Discloser acknowledges and agrees that this Agreement shall in no way be construed as prohibiting or restricting Recipient from continuing these activities or conducting new, similar activities; provided, that the Recipient will not use the Discloser’s Confidential Information in breach of this Agreement. In furtherance of the foregoing, Recipient’s permitting one person to gain actual access to all or part of the Confidential Information shall not be construed as giving other persons in Recipient’s employ constructive access to the same such Confidential Information.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Cubist Pharmaceuticals, Inc.		Adolor Corporation

By:	/s/ AARON PELTA	By:	/s/ KEVIN G. TAYLOR
Name:	Aaron Pelta	Name:	Kevin G. Taylor
Title:	Senior Director, Business Development	Title:	Vice President, Business Development
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